SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the registrant [x]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[x] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                    BT OFFICE PRODUCTS INTERNATIONAL, INC.
               (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4)
    and 0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transactions apply:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

                    BT OFFICE PRODUCTS INTERNATIONAL, INC.
                           2150 EAST LAKE COOK ROAD
                         BUFFALO GROVE, IL 60089-1877
                                (847) 793-7500
                            --------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JUNE 25, 1996
                            --------------------

   NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of BT Office Products International, Inc., a Delaware corporation (the "Company"), will be held at the Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611 at 10:00 a.m. on June 25, 1996, for the following purposes:

   1. To elect directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

   2. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1996; and

   3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   The close of business on May 15, 1996 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Meeting. All holders of record of common stock of the Company at that date are entitled to vote at the Meeting or any adjournment or postponement thereof.

                                    By Order of the Board of Directors,


                                    /s/ John J. McKiernan
                                    ---------------------------
                                    John J. McKiernan Secretary

Buffalo Grove, Illinois
May 24, 1996

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HOLD SHARES IN MORE THAN ONE NAME, OR IF YOUR STOCK IS REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIAL. IF SO, PLEASE SIGN AND RETURN EACH OF THE PROXY CARDS THAT YOU RECEIVE SO THAT ALL OF YOUR SHARES MAY BE VOTED.

                    BT OFFICE PRODUCTS INTERNATIONAL, INC.
                           2150 EAST LAKE COOK ROAD
                         BUFFALO GROVE, IL 60089-1877
                                (847) 793-7500
                         -------------------------
                               PROXY STATEMENT
                         -------------------------

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BT Office Products International, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611 on June 25, 1996, at 10:00 a.m., and at any postponements or adjournments thereof. This Proxy Statement and the related proxy card are first being mailed to stockholders on or about May 24, 1996.

   Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), as of the close of business on May 15, 1996 (the "Record Date"), will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 33,400,000 shares of Common Stock issued and outstanding, each of which is entitled to one vote. There is no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

   All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares represented by such proxies will be voted FOR the election of the nominees for director listed below and FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1996. It is not anticipated that any matters other than those set forth in this Proxy Statement will be brought before the Meeting. If any other matters properly come before the Meeting, the shares represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares abstaining, and shares held in street name as to which a broker has not voted on some matters but has voted on other matters ("Broker Non-Votes"), will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Meeting entitled to vote thereon. Stockholders may not cumulate their votes. In determining whether a proposal specified in the Notice of Meeting has received the requisite number of affirmative votes, abstentions and Broker Non-Votes will have the same effect as votes against the proposal.

   Any stockholder who executes and delivers a proxy may revoke it at any time prior to its exercise at the Meeting by (1) delivering to the Secretary of the Company a duly executed proxy bearing a later date; (2) filing a written notice of revocation with the Secretary of the Meeting; or (3) appearing at the Meeting and voting in person.

   In addition to solicitations by mail, some directors, officers and employees of the Company may solicit proxies for the Meeting personally or by telephone or telegram without extra remuneration therefor. The Company will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The costs of soliciting proxies will be borne by the Company.

   THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULE, THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO BT OFFICE PRODUCTS INTERNATIONAL, INC., 2150 E. LAKE COOK ROAD, BUFFALO GROVE, ILLINOIS 60089-1877 (TELEPHONE NUMBER: (847) 793-7500),
ATTENTION: MR. JOHN J. MCKIERNAN, SECRETARY.

                            ELECTION OF DIRECTORS

NOMINEES

   The Board of Directors has nominated seven persons for election as directors of the Company at the Meeting, each to serve until the 1997 Annual Meeting of Stockholders of the Company and until his successor shall have been duly elected and qualified. All of the nominees are currently serving as directors of the Company. Klaas de Kluis, who is currently the Chairman of the Board of Directors, and Robert F.W. van Oordt, who is also currently a director, are retiring from the Board of Directors and accordingly are not standing for reelection.

   Each nominee has consented to be named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve for any reason, the shares represented by all properly executed proxies will be voted for such alternate individual as shall be designated by the Board of Directors, unless the Board of Directors shall determine to reduce the number of directors pursuant to the By-laws of the Company.

   Certain information regarding each nominee is set forth below, including such individual's age and principal occupations, a brief account of business experience during at least the last five years, other directorships currently held and the year in which the individual was first elected a director of the Company.

   FRANK J. DE WIT, age 56, a member of the Company's Board of Directors since February 1995 and the Chairman of the Executive Board of KNP BT since May 1996, was Deputy Chairman of the Executive Board of KNP BT from March 1993 to April 1996 and was Chairman of the Board of Management of N.V. Koninklijke KNP ("KNP"), a predecessor of NV Koninklijke KNP BT ("KNP BT"), from January 1983 to March 1993. Mr. de Wit currently serves as a member of the Supervisory Board of AEGON N.V. (a Netherlands insurance company), a member of the Supervisory Board of Societe Generale de Banque (a Belgium banking company) and a member of the Supervisory Board of Koninklijke Nijverdal-Ten Cate nv (a Netherlands textile manufacturing company).

   RUDOLF A.J. HUYZER, age 54, has served as a member of the Company's Board of Directors since December 1990 and as President and Chief Executive Officer of the Company since April 1995. Mr. Huyzer has also been a member of the Executive Board of the Distribution Group of KNP BT since January 1996. He previously served as President of the Office Products Division of KNP BT, which division was responsible for administering KNP BT's office products distribution businesses in the United States and Europe, since 1990, and prior to that as President of the then combined Paper Merchanting and Office Products Division of KNP BT since 1988. Prior to joining KNP BT, Mr. Huyzer was a member of the Executive Board of Wegener N.V., a Netherlands publishing, printing and distribution company from 1985 to 1988.

   ROB W.J.M. BONNIER, age 53, a member of the Company's Board of Directors since February 1995, has also served as a member of the Executive Board of KNP BT since March 1993. From January 1983 to March 1993, Mr. Bonnier was a member of the Board of Management of KNP. In addition, Mr. Bonnier is a member of the Supervisory Board of each of NV Koninklijke Sphinx Gustavsberg (a Netherlands porcelain manufacturing company), Gelderse Papiergroep N.V. (a Netherlands paper manufacturing company) and Alpinvest NV (a Netherlands venture capital firm) and a member of the Council of the Amsterdam Stock Exchange.

   KARL M. VON DER HEYDEN, age 59, has served as a member of the Company's Board of Directors since February 1996. Mr. von der Heyden has been a senior advisor to the Clipper Group, a private merchant bank, since August 1994. Mr. von der Heyden also currently serves as a member of the Board of Directors of Federated Department Stores, Inc., Trizec Corporation Ltd., Cadbury Schweppes plc and The Country Baskets Index Fund, Inc. He previously served as President and Chief Executive Officer of Metallgesellschaft Corp. from August 1993 through July 1994 and, prior thereto, as Co-Chairman and Co-Chief Executive Officer of RJR Nabisco from March 1993 through June 1993 and as Chief Financial Officer of RJR Nabisco from June 1989 through June 1993.

   LORRENCE T. KELLAR, age 58, has served as a member of the Company's Board of Directors since January 1996. Mr. Kellar has been a Vice President--Real Estate of K-Mart Corporation since May 1996. Mr. Kellar also currently serves as a member of the Board of Directors of the Multi-Color Corporation and as a trustee of the Bartlett Management Trust, a mutual fund investment company. He previously served as Group Vice President of Kroger Co. from 1986 to April 1996 and as a member of the Board of Directors of the U.S. Shoe Corporation from May 1986 to May 1995.

   FRANS H.J. KOFFRIE, age 44, a member of the Company's Board of Directors since January 1996, has also served as a member of the Executive Board of KNP BT since March 1993 and as a director of Buhrmann-Tetterode International B.V. since May 1995. He previously served as a member of the Executive Board of the VRG Groep N.V. from April 1990 to March 1993.

   JAMES B. MILLER, age 65, has served as a member of the Company's Board of Directors since February 1995. Mr. Miller was Chairman of the Board, Chief Executive Officer and the majority shareholder of Miller Business Systems, Inc., a contract stationer based in Arlington, Texas and the predecessor of BT Miller Business Systems, Inc. ("BT Miller"), from January 1972 until the acquisition of Miller Business Systems, Inc. by the Company in November 1992.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL NOMINEES FOR DIRECTOR.

   The Board of Directors met five times during the period from January 1 to December 31, 1995 ("Fiscal 1995"). No incumbent director during Fiscal 1995 attended fewer than 75 percent of the aggregate of: (1) the total number of meetings of the board of directors (held during the period for which he has been a director); and (2) the total number of meetings held by all committees of the board on which he served (during the periods that he served).

   The Board has three standing committees. The principal responsibilities of each of the standing committees and the members of such committees are set forth below.

   1. AUDIT COMMITTEE. The Audit Committee: (i) makes recommendations to the Board as to the independent accountants to be appointed by the Board;
      (ii) reviews with the independent accountants the scope of their examinations; (iii) receives the reports of the independent accountant for the purpose of reviewing and considering questions relating to their examination and such reports; (iv) reviews, either directly or indirectly or through independent accountants,

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
      the internal accounting and auditing procedures of the Company; (v) reviews related party transactions; and (vi) performs such other functions as may be assigned to it from time to time by the Board. The Audit Committee currently consists of Messrs. Kellar and von der Heyden. The Audit Committee was established on January 25, 1996 and, accordingly, did not have any meetings in Fiscal 1995.

   2. COMPENSATION COMMITTEE. The Compensation Committee: (i) oversees compensation policies for executive officers of the Company; (ii) approves salaries and bonuses for such officers; and (iii) administers the Company's 1995 Stock Option Plan. The Compensation Committee currently consists of Messrs. Kellar, de Kluis and von der Heyden. The Compensation Committee was established on January 25, 1996 and, accordingly, did not have any meetings in Fiscal 1995.

   3. EXECUTIVE COMMITTEE. The Executive Committee has the authority to exercise all of the powers of the Board of Directors, with the exception of those powers which may only be exercised by the Board of Directors in accordance with the Delaware General Corporation Law. The Executive Committee currently consists of Messrs. de Kluis and Huyzer. The Executive Committee did not formally meet during Fiscal 1995.

   The Board of Directors does not have a nominating committee.

COMPENSATION OF DIRECTORS

   Directors who are not employees of the Company receive an annual fee of $20,000 for their service on the Board and the Chairman of the Board of Directors receives an annual fee of $30,000. Directors who are employees of the Company do not receive a fee for attending such meetings. All directors are reimbursed for expenses incurred in attending meetings.

                              EXECUTIVE OFFICERS

   The Board of Directors appoints the Company's executive officers. Certain information concerning the Company's executive officers is set forth below, except that information concerning Mr. Huyzer is set forth above under "Election of Directors."

   JOHN J. MCKIERNAN, age 58, has served as the Company's Vice President--Finance and Administration and Chief Financial Officer since January 1995 and as Secretary of the Company since April 1995. Prior to his appointment to those positions, he served principally as the Vice President--Finance and Administration for Unisource, the paper products distribution subsidiary of Alco Standard Corporation, from May 1982 until June 1994. Mr. McKiernan is a certified public accountant.

   HOWARD L. BROWN, age 50, has served as Regional President, Northeast Region of the Company since January 1995, as a Vice President of the Company since April 1995, and as the Chief Executive Officer of BT Summit Office Products, Inc. ("BT Summit") from October 1987 through December 1994. Mr. Brown was the President and majority stockholder of Summit Office Supply, Inc., a contract stationer based in New York City serving the New York metropolitan area and the predecessor of BT Summit, from 1975 until the acquisition of a controlling interest in Summit Office Supply, Inc. by the Company in September 1987.

   RICHARD C. DUBIN, age 55, has served as Regional President, Midwest-West Region of the Company since January 1995, as a Vice President of the Company since April 1995, and as the President of BT Buschart Office Products, Inc. ("BT Buschart") from April 1990 through December 1994. Mr. Dubin was the President of Buschart Office Products, Inc., a contract stationer serving the St. Louis metropolitan area and the predecessor of BT Buschart, from September 1981 until the acquisition of Buschart Office Products, Inc. by the Company in April 1990.

   DAVID KIRSHNER, age 56, has served as Regional President, Great Lakes Region of the Company since January 1995, as a Vice President of the Company since April 1995, and as the President of BT Publix Office Products, Inc. ("BT Publix") from June 1986 through December 1994. Mr. Kirshner was the Vice President of Publix Office Supplies, Inc., a contract stationer serving the Chicago metropolitan area and the predecessor of BT Publix, from 1975 until June 1986 and the President of Publix Office Supplies, Inc. from June 1986 until the acquisition of Publix Office Supplies, Inc. by the Company in April 1990.

   MICHAEL J. MILLER, age 40, has served as Regional President, South-Southeast Region of the Company since January 1995, as a Vice President of the Company since April 1995, and as the President of BT Miller from November 1992 through December 1994. Mr. Miller was the President and a stockholder of Miller Business Systems, Inc., the predecessor of BT Miller, from November 1985 until the acquisition of Miller Business Systems, Inc. by the Company in November 1992.

   JANHEIN H. PIETERSE, age 44, has served as Regional President, BT Office Products Europe since July 1995, as a Vice President of the Company since April 1995, and prior thereto had served as the President--European Operations of the Office Products Division since January 1995. He previously served as the President of the Copier Division of KNP BT from April 1994 to December 1994. From October 1992 to March 1994, Mr. Pieterse served as the President of Trimbach B.V., a solid board packaging manufacturing company. From August 1991 to September 1992, he served as the Managing Director of a group of packaging manufacturing companies of KNP BT. From January 1989 to July 1991, Mr. Pieterse was the Managing Director of all operating companies in Australia and New Zealand of Koninklijke Van Ommeren N.V., a Netherlands shipping/tanker company, and from 1986 to 1988, he served as the President of the worldwide airfreight network of such company.

   Mr. Michael Miller is the son of Mr. James Miller. There are no other family relationships among any of the directors or executive officers of the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REORGANIZATION

   On June 30, 1995, KNP BT and KNP BT USA, Inc., the holding company of KNP BT's United States operations (the "Holding Company"), effected the series of transactions described below (collectively, the "Reorganization") in order to reorganize the legal ownership of various of their businesses and to recapitalize the ongoing office products distribution business which now constitutes the Company. Prior to the Reorganization, the Holding Company had operated KNP BT's U.S. office products distribution business (through its ownership of its U.S. office products companies) as well as certain packaging manufacturing businesses in the United States (the "Packaging Businesses") and certain other activities which are unrelated to the U.S. office products distribution business. Through various directly-and indirectly-held non-U.S. subsidiaries, KNP BT had operated: (1) Hartmann & Cie GmbH & Co. KG, a contract stationer based in Frankfurt, Germany ("Hartmann"), including Classic Burobedarf Vertriebs GmbH, the company that operates the Classic licensing business ("Classic"); (2) Wurth Burobedarf + Organisation GmbH, a contract stationer based in Bingen, Germany ("Wurth"); (3) Georg Steinmetz GmbH, a contract stationer based in Worms, Germany ("Steinmetz"); (4) BVZ Buroversorgungszentrum GmbH, a company that operates a modern 65,000 square foot distribution center located near Frankfurt, Germany ("BVZ," and, together with Hartmann, Wurth, and

Steinmetz, "Hartmann/Wurth"); (5) Veenman Kantoormachines BV, Repro Copiers Nederland BV, Direct Dealer Services BV and Veenman Office Management BV (collectively, the "Veenman Group"), which group is engaged in the distribution of copiers, office machines and related services and supplies, and office products in The Netherlands; (6) Copygraphic plc, a contract stationer based in London, England ("Copygraphic"); (7) Bierbrauer + Nagel GmbH & Co KG and certain related companies, an office products and computer supplies dealer in Stuttgart, Germany ("B+N," and, together with the Veenman Group, Copygraphic and Hartmann/Wurth, the "European Businesses"); and (8) Kelly Paper Company, a wholesale cash and carry printing paper and supplies business primarily for small commercial printers in California, Arizona and Nevada ("Kelly Paper").

   In effecting the Reorganization, KNP BT transferred to the Holding Company all of the ownership interest in the European Businesses and Kelly Paper and made a capital contribution of $118.0 million to the Holding Company (the "Capital Contribution"). The Holding Company transferred the Packaging Businesses and certain other assets and liabilities not related to the ongoing operations of the office products distribution business to KNP BT. As a result of the Reorganization, the Company is now the owner, either directly or indirectly through its subsidiaries, of all of the office products distribution businesses formerly operated by KNP BT's Office Products Division.

RELATIONSHIP WITH KNP BT

   Prior to the initial public offering of 10,000,000 shares of Common Stock of the Company on the New York Stock Exchange on July 19, 1995 (the "Offering"), KNP BT, through its ownership of all of the Common Stock of the Company, had the ability to elect the Company's Board of Directors and to control the direction and policies of the Company and the outcome of any matter requiring stockholder approval, including mergers, consolidations and the sale of all or substantially all of the assets of the Company, and to prevent or cause a change of control of the Company. Following the Offering, KNP BT, together with Buhrmann-Tetterode International B.V., a wholly-owned subsidiary of KNP BT ("BTIBV"), owns approximately 70% of the outstanding Common Stock of the Company and continues to have sufficient voting power to elect the Company's Board of Directors and control such matters.

   In the normal course of business, the Office Products Division, on the one hand, and KNP BT and its other affiliates (including the Packaging Businesses), on the other hand, have from time to time entered into various business transactions and agreements, and the Company and its subsidiaries and KNP BT and its affiliates may enter into additional material transactions in the future. The following is a summary of each of the material agreements that the Company and KNP BT entered into in connection with the Offering as well as all material transactions between the Company and KNP BT and its other subsidiaries since January 1, 1995. Unless otherwise expressly indicated, such transactions were not necessarily conducted on an arm's length basis. Certain of the transactions are evidenced by agreements which are summarized below.

   In connection with Mr. Huyzer's relocation from The Netherlands to the United States in September 1994, the Company advanced Mr. Huyzer $l,017,928 for the purchase of a residence in the Chicago area. The note evidencing the advance provides that interest is payable quarterly and will accrue at a rate of 7.25% per annum beginning on November 6, 1994 with respect to $915,428 of the principal amount thereof and beginning on January 1, 1995 with respect to the balance of the principal amount. A required principal payment of $17,928 was made on January 1, 1995. Principal is repayable in quarterly installments beginning in September 1996 and thereafter until September 2024. As of May 13, 1996, the aggregate principal amount outstanding under such note was $1,000,000.

  CREDIT FACILITIES

   INTEREST BEARING ADVANCES. Prior to the Offering, the Company maintained short-term credit facilities through KNP BT Antilliana NV, an affiliate of KNP BT ("Antilliana"), and KNP BT

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Europcenter NV, an affiliate of KNP BT ("Europcenter," and, together with
Antilliana and the other financing affiliates of KNP BT, "KNP BT Lender"), for its acquisitions and working capital requirements. The aggregate principal amount outstanding under such facilities was $96.6 million as of June 30, 1995 (after giving effect to the Capital Contribution). The average interest rate on amounts outstanding under such facilities was 9.0% for the six months ended June 30, 1995. The amount outstanding under such facilities at the time of the Offering was reduced by $42.3 million of the net proceeds received from the Offering of $98.5 million (after underwriting discounts and commissions and costs related to the Offering and the Reorganization) ("Net Proceeds"). The remaining balance was converted into loans under the Credit Agreement that became effective upon the completion of the Offering.

   ACQUISITION ADVANCES. KNP BT Lender made non-interest bearing advances to the Company in 1994 and 1995 to finance all of the Company's acquisitions in such years prior to the Offering. Such advances amounted to approximately $65.8 million prior to the Offering. These advances were repaid in full with a portion of the Net Proceeds from the Offering.

   CREDIT AGREEMENT. Under the Credit Agreement, Antilliana has agreed to lend the Company directly or through an affiliate up to $200 million for financing of acquisitions, capital expenditures and general corporate purposes. Under the multi-currency facility, revolving loans in U.S. Dollars will bear interest at the prime rate and revolving loans in German Marks, British Pounds and Netherlands Guilders will bear interest at 1.00% over the applicable interbank rate as determined therein. Term loans in U.S. Dollars, German Marks, British Pounds and Netherlands Guilders will bear interest at
 .75% over the applicable interbank rate as determined therein. The Credit Agreement contains certain reporting obligations and restrictive covenants which impose limitations with respect to, among other things, incurrence of liens and dispositions of assets. The Credit Agreement also contains certain events of default, the most significant of which includes KNP BT's failure to own, beneficially and of record, more than 50% of the issued and outstanding share capital of the Company. The Credit Agreement provides for a reduction of the commitment and the outstanding borrowings thereunder in July 1997 to no more than $100 million and for the termination of the facility in July 1998. The Company has agreed to pay an annual commitment fee of .35% of the daily unused amount of the commitment under the Credit Agreement. Under the Credit Agreement, the Company is obligated to compensate Antilliana for any tax withholding that may be imposed by applicable tax treaties. The tax withholding rate in the U.S. tax treaty with the Netherlands Antilles is due to change on July 1, 1996 from 0% to 30%. At December 31, 1995, the Company had outstanding loans for its U.S. operations through The Netherlands Antilles of $74.8 million. The Company is exploring other financing alternatives to reduce or avoid the effect of the foregoing change in tax withholding rate.

  REGISTRATION RIGHTS

   Pursuant to the terms of a registration rights agreement (the "Registration Rights Agreement") among the Company, KNP BT and BTIBV, which agreement became effective upon completion of the Offering in July 1995, each of BTIBV and KNP BT has the right to require the Company to register for public offering and sale all or a portion of the Common Stock held by it from time to time (subject to certain limitations) on a maximum of four occasions (and, if pursuant to a short-form registration statement, if available, on an unlimited number of occasions). In addition, during the term of the Registration Rights Agreement, each of BTIBV and KNP BT has the right to participate in any registration of Common Stock initiated by the Company, subject to certain limitations. The Company will pay all out-of-pocket expenses of any such registrations, including reasonable fees and expenses of one counsel for BTIBV and KNP BT, and will indemnify BTIBV and KNP BT and their respective officers and directors against certain liabilities, including liabilities under the federal securities laws, in connection therewith. Each of BTIBV and KNP BT will pay all underwriting discounts and commissions applicable to shares of Common Stock sold by it pursuant to any such registrations. The rights of BTIBV and KNP BT under the Registration Rights Agreement are transferable to any affiliate of KNP BT.

  TAX MATTERS

   The Company, KNP BT and certain of KNP BT's affiliates entered into a tax matters agreement in connection with the Reorganization and the Offering (the "Tax Matters Agreement") whereby KNP BT will indemnify the Company for any taxes and any related interest, penalties or other additions to tax ("Taxes") arising in any taxable year in respect of the Packaging Businesses and their disposition in the Reorganization and any Taxes arising in any year with respect to certain other operations that were disposed of by the Company prior to the Offering. Under the Tax Matters Agreement, KNP BT will also indemnify the Company to the extent of any Taxes relating to its office products distribution operations prior to the Reorganization in excess of certain thresholds specified in the agreement. The computation of any increase in Taxes and any resulting liability for indemnity payments will be determined after giving effect to the tax adjustment otherwise giving rise to indemnification and to any other net refunds of Taxes to which indemnity is provided to that indemnified party.

   The Tax Matters Agreement also provides for the treatment of such matters as allocating overlap period Taxes, return preparation, refunds, audits and controversies with tax authorities, sharing information and resolving controversies between parties.

   Prior to the Reorganization, the Company and certain of its subsidiaries, as well as the Packaging Businesses, had comprised the consolidated United States federal income tax group for returns filed by KNP BT. For periods following the Reorganization, the Company will no longer be a part of KNP BT's consolidated United States federal income tax returns, and will file a consolidated United States Federal income tax return for itself and its subsidiaries.

  INTELLECTUAL PROPERTY

   Pursuant to a license agreement between KNP BT and the Company, which became effective upon the completion of the Offering in July 1995, KNP BT has granted a royalty-free, perpetual license to the Company and its subsidiaries to use the name "BT" along with KNP BT's logo in connection with the Company's office products distribution businesses. However, the license to use such logo terminates upon the change of control of the Company or upon the occurrence of certain other events.

  SERVICES

   KNP BT and its subsidiaries have provided services to the Company and its subsidiaries, including certain financial and treasury services, as well as insurance, tax, legal and human resource services. In connection with such services, the Company has paid fees to KNP BT. The Company has also provided certain support services to KNP BT and its affiliates (including the Packaging Businesses).

   The Company and KNP BT entered into an Intercompany Services Agreement for the continuing provision of such services, which agreement became effective upon completion of the Offering in July 1995. The agreement has a one-year term and thereafter automatically renews for successive one year periods unless earlier terminated by either party. Such agreement provides for fees to be paid at rates determined on the basis of costs calculated in a manner not inconsistent with past practices, if any, but no greater than the good faith estimate of the fee that would be charged by an independent third party. At any time during the term of the agreement, the Company or KNP BT may request that KNP BT or the Company, as the case may be, provide additional or different services or cease providing one or more services then being provided.

   The Company uses office space provided by KNP BT for certain of its executive officers and employees in KNP BT's headquarters in Amsterdam. Since July 1995, the Company has reimbursed KNP BT at market rates for the cost of such space.

  GUARANTIES

   KNP BT has guaranteed certain obligations of the Company, including obligations under various leases for real property and equipment. KNP BT continues to maintain its outstanding guaranties and to provide certain additional guaranties pursuant to the terms of an agreement for credit support (the "Agreement for Credit Support") with the Company and certain of its subsidiaries, which agreement became effective upon the completion of the Offering in July 1995. Subject to the terms and conditions of the Agreement for Credit Support, KNP BT agreed to provide from time to time until January 31, 1996, directly or through one of its affiliates, guaranties of certain obligations of the Company and one or more such subsidiaries up to an aggregate principal amount of all such guaranteed obligations outstanding of $50.0 million, of which $15.8 million was outstanding at December 31, 1995. Each of the Company and such subsidiaries will reimburse any amounts paid by KNP BT under any guaranty made by KNP BT under the Agreement for Credit Support. The Company and such subsidiaries have agreed to pay a guaranty fee to KNP BT of .25% per annum of (i) up to a maximum of $50.0 million through January 31, 1996, and (ii) thereafter, the daily aggregate principal amount of the guaranteed obligations outstanding for each day through the earlier of the repayment of such obligations and the release of KNP BT with respect to all guaranties. The Agreement for Credit Support contains certain events of default which include KNP BT's failure to own, beneficially and of record, more than 50% of the issued and outstanding share capital of the Company (provided, however, that KNP BT is obligated under the Credit Agreement to give 45 days' notice to the Company of its intention to so reduce its ownership of the Company's share capital).

  SALES TO AND PURCHASES FROM AFFILIATES

   The Company has sold office products and related services to affiliates of KNP BT. Such transactions generally were effected on terms comparable to those available in transactions with unaffiliated parties. Revenue from such transactions amounted to approximately $1,413,000 for Fiscal 1995. In addition, the Company has occasionally purchased certain products from KNP BT and its other affiliates (including the Packaging Businesses) for resale. Such purchases totalled approximately $8,567,000 for Fiscal 1995. The Company expects to continue to engage in similar affiliated party transactions on generally the same basis as it would engage in such transactions with unaffiliated third parties.

  LEASE

   The Veenman Group leases one of its facilities from an affiliate of KNP BT under an operating lease that expires on September 30, 1999. Rental expense under such lease was $648,000 in 1995. Future annual minimum lease payments are $673,000.

                            EXECUTIVE COMPENSATION

   Set forth below is information concerning the Company's compensation of its chief executive officer and the other four most highly compensated executive officers of the Company.

   Prior to the Reorganization, the Company's business was operated through the Office Products Division of KNP BT. In anticipation of the Reorganization, Mr. Huyzer, who had acted as President of the Office Products Division, became President and Chief Executive Officer of the Company in April 1995.

   The following table summarizes the compensation paid or accrued by KNP BT for services rendered in all capacities to the Office Products Division during 1994 and by the Company during 1995 to Mr. Huyzer and each of the other four most highly compensated executive officers of the Company (collectively, including Mr. Huyzer, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                        ANNUAL                            LONG-TERM
                                                     COMPENSATION                        COMPENSATION
                                                     ------------                        ------------
                                                                                    AWARDS         PAYOUTS
                                                                                -------------  --------------
                                                                                   SECURITIES
NAME AND                                                         OTHER ANNUAL      UNDERLYING                   ALL OTHER
PRINCIPAL POSITION       YEAR(1)    SALARY          BONUS       COMPENSATION(2)   OPTIONS(#)(3) LTIP PAYOUTS  COMPENSATION
- ----------------------- -------- -------------  -------------- ---------------- -------------  -------------- ---------------
Rudolf A.J. Huyzer  ...    1995   $500,000        $ 50,000(4)        --             200,000            --      $  4,186(5)
President and Chief        1994    365,744(6)      194,506        434,189(7)          --               --            --(8)
Executive Officer

Howard L. Brown .......    1995    350,000           --              --             105,000            --        36,386(9)
Vice President and         1994    288,000         330,000(10)       --               --               --        29,804(11)
Regional President,
Northeast Region

Michael J. Miller  ....    1995    250,000           --              --              70,000            --        28,000(12)
Vice President and         1994    186,538          56,100           --               --           $62,500(13)   41,144(14)
Regional President,
South-Southeast Region

Richard C. Dubin ......    1995    250,000           --              --             70,000             --        25,000(15)
Vice President and         1994    150,000          45,000           --               --            58,000(16)   56,961(17)
Regional President,
Midwest-West Region

David Kirshner ........    1995    250,000           --              --             70,000             --        27,772(18)
Vice President and         1994    194,468          31,816           --               --               --        87,672(19)
Regional President,
Great Lakes Region

- -----------------------------------------------------------------------------
 (1) The Company became a reporting company under the Securities Exchange Act of 1934, as amended, in July 1995 and is not required to provide information for any period prior to fiscal 1994.

 (2) With respect to each of the Named Executive Officers other than as indicated for Mr. Huyzer in 1994, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such officer.

 (3) All of the options were granted pursuant to the Company's 1995 Stock Option Plan. See "Employee Benefit Plans--1995 Stock Option Plan."

 (4) Guaranteed payment pursuant to the terms of Mr. Huyzer's employment agreement. See "Employment Agreements."

 (5) Consists of employer matching contributions to the Company's 401(k) plan. In addition, Mr. Huyzer was granted options to purchase 10,000 shares of KNP BT stock on May 4, 1995, representing approximately 1% of the total number of options granted to KNP BT employees for 1995. The exercise price of the options is NLG 37.90 (or $23.69 based on the December 31, 1995 exchange rate of NLG 1 = $.625 (the "1995 Exchange Rate")). The options expire on May 3, 1999. The potential realizable values of Mr. Huyzer's options granted in 1995 at assumed annual rates of stock price appreciation over the option terms of 5% and 10%, respectively, were $51,047 and $109,934. The foregoing 5% and 10% assumed annual rates of compound stock price appreciation over the term of the options are set forth in accordance with rules and regulations of the Securities and Exchange Commission and do not represent the Company's estimate of KNP BT's stock price appreciation or a projection by the Company of KNP BT's future stock prices.

 (6) $247,855 of this amount was paid in Netherlands guilders throughout 1994 and has been translated to U.S. dollars based upon the December 30, 1994 exchange rate of NLG 1 = $.5761 (the "1994 Exchange Rate").

 (7) This amount includes: $240,000 for an allowance to accommodate the higher cost of housing in the United States; $146,198 for a settling-in allowance to accommodate Mr. Huyzer's move; $8,373 for fringe benefits; and $20,631 for certain disability coverage. Such amount also includes $4,321 for an expense account and $14,666 for an auto allowance, which amounts were paid in Netherlands guilders and have been translated at the 1994 Exchange Rate.
                                       10

 (8) Mr. Huyzer was granted options to purchase 10,000 shares of KNP BT stock on May 9, 1994, representing approximately 1% of the total number of options granted to KNP BT employees for 1994. The exercise price of the options is NLG 37.90 ($23.69 based on the 1995 Exchange Rate). The options expire on May 8, 1998. The potential realizable values of Mr. Huyzer's options granted in 1994 at assumed annual rates of stock price appreciation over the option terms of 5% and 10%, respectively, were $51,047 and $109,934. The foregoing 5% and 10% assumed annual rates of compound stock price appreciation over the term of the options are set forth in accordance with rules and regulations of the Securities and Exchange Commission and do not represent the Company's estimate of KNP BT's stock price appreciation or a projection by the Company of KNP BT's future stock prices.

 (9) Consists of employer matching contributions to the Company's 401(k) plan of $1,386 and a payment of $35,000 in lieu of participation in the Company's SERP.

(10) Includes special bonus payment of $150,000 received in June 1995 with respect to the year 1994 pursuant to the terms of Mr. Brown's employment agreement.

(11) Consists of employer matching contributions to the Company's 401(k) plan of $1,004 and a payment of $28,800 in lieu of participation in the Company's SERP.

(12) Consists of employer matching contributions to the Company's 401(k) plan of $3,000 and accruals under the Company's SERP of $25,000. See "Employee Benefit Plans--Supplemental Executive Retirement Plan."

(13) Payment received in December 1995, attributable to the years 1994 and 1993. See "Long-Term Incentive Plan."

(14) Consists of employer matching contributions to the Company's 401(k) plan of $3,000 and accruals under the Company's SERP of $38,144 with respect to the period from 1992 through 1994, of which $17,500 is attributable to 1994. See "Employee Benefit Plans--Supplemental Executive Retirement Plan."

(15) Consists of employer matching contributions to the Company's 401(k) plan of $660 and accruals under the Company's SERP of $24,340. See "Employee Benefit Plans--Supplemental Executive Retirement Plan."

(16) Payment received in March 1996, attributable to the years 1994 and 1993. See "Long-Term Incentive Plan."

(17) Consists of employer matching contributions to the Company's 401(k) plan of $1,618 and accruals under the Company's SERP of $55,343 with respect to the period from 1992 through 1994, of which $14,912 is attributable to 1994. See "Employee Benefit Plans--Supplemental Executive Retirement Plan."

(18) Consists of employer matching contributions to the Company's 401(k) plan of $2,772 and accruals under the Company's SERP of $25,000. See "Employee Benefit Plans--Supplemental Executive Retirement Plan."

(19) Consists of employer matching contributions to the Company's 401(k) plan of $2,645 and accruals under the Company's SERP of $85,026 with respect to the period from 1991 through 1994, of which $19,184 is attributable to 1994. See "Employee Benefit Plans--Supplemental Executive Retirement Plan."

OPTION GRANTS IN FISCAL 1995

   The following table sets forth certain information concerning individual grants of options to purchase Common Stock made by the Company during Fiscal 1995 to each of the Named Executive Officers.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE VALUE
                                                                                                        AT
                                                                                              ASSUMED ANNUAL RATES OF
                                                                                           STOCK PRICE APPRECIATION FOR
                                                 INDIVIDUAL GRANTS                                OPTION TERM(3)
NAME AND POSITION                                -----------------                         -----------------------------
                          NUMBER OF    PERCENT OF
                          SECURITIES   TOTAL OPTIONS
                          UNDERLYING    GRANTED TO
                          OPTIONS      EMPLOYEES IN     EXERCISE PRICE    EXPIRATION
                        GRANTED(#)(1) FISCAL 1995(2)     ($ PER SHARE)       DATE             5%            10%
- ----------------------- ------------- ----------------  ---------------  -------------   -------------    -------------
Rudolf A.J. Huyzer  ...    200,000           17.0%           11.50         07/18/05       $1,446,700     $3,666,200
President and Chief
Executive Officer

Howard L. Brown .......    105,000            9.0%           11.50         07/18/05          759,517      1,924,755
Vice President and
Regional President,
Northeast Region

Michael J. Miller  ....     70,000            6.0%           11.50         07/18/05          506,345      1,283,170
Vice President and
Regional President,
South-Southeast Region

Richard C. Dubin ......     70,000            6.0%           11.50         07/18/05          506,345      1,283,170
Vice President and
Regional President,
Midwest-West Region

David Kirshner ........     70,000            6.0%           11.50         07/18/05          506,345      1,283,170
Vice President and
Regional President,
Great Lakes Region

- ----------------------------------------------------------------------------
(1) All of the options were granted pursuant to the Company's 1995 Stock Option Plan. See "Employee Benefit Plans--1995 Stock Option Plan." The options are exercisable in accordance with the following vesting schedule:

    (a) as to fifty percent (50%) of the number of shares covered by the option, after the completion of one (1) year of continuous service from the grant date;

    (b) as to twenty-five percent (25%) of the number of shares covered by the option, after the completion of two (2) years of continuous service from the grant date; and

    (c) as to the remaining twenty-five percent (25%) of the number of shares covered by the option, after the completion of three (3) years of continuous service from the grant date.

(2) The total number of options granted in 1995 pursuant to the 1995 Stock Option Plan was 1,183,000. In addition, an option to purchase 20,000 shares of the Company's Common Stock was granted in 1995 to a former employee of the Company pursuant to a separate agreement on substantially the same terms, including, without limitation, the exercise price and vesting schedule, as the options granted to the Named Executive Officers pursuant to the Company's 1995 Stock Option Plan.

(3) The 5% and 10% assumed annual rates of compound stock price appreciation over the term of the options are computed in accordance with rules and regulations of the Securities and Exchange Commission and do not represent the Company's estimate of stock price appreciation or a projection by the Company of future stock prices. The 5% and 10% assumed rates of appreciation would result in the price of the Company's Common Stock increasing to approximately $18.75 and $29.875 per share, respectively.

   The following table summarizes the aggregated option exercises by the Named Executive Officers in Fiscal 1995 and the year-end values of unexercised options.

                AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND
                    FISCAL 1995 YEAR-END OPTION VALUES(1)

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                             SHARES                                OPTIONS AT             IN-THE-MONEY OPTIONS
                            ACQUIRED                           DECEMBER 31, 1995          AT DECEMBER 31, 1995
NAME AND POSITION          ON EXERCISE    VALUE REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- ----------------------- -------------- ---------------  -------------------------- --------------------------
Rudolf A.J. Huyzer  ...        --             --                 30,000/0(2)                 $ 41,250/0
President and Chief                                             0/200,000(3)                  0/900,000
Executive Officer

Howard L. Brown .......        --             --                  5,000/0(2)                        0/0
Vice President and                                              0/105,000(3)                  0/472,500
Regional President,
Northeast Region

Michael J. Miller  ....        --             --                 0/70,000(3)                  0/315,000
Vice President and
Regional President,
South-Southeast Region

Richard C. Dubin ......        --             --                  7,000/0(2)                   13,250/0
Vice President and                                               0/70,000(3)                  0/315,000
Regional President,
Midwest-West Region

David Kirshner ........        --             --                  5,000/0(2)                        0/0
Vice President and                                               0/70,000(3)                  0/315,000
Regional President,
Great Lakes Region

- -----------------------------------------------------------------------------
(1) Dollar amounts have been translated from Netherlands guilders based upon the December 31, 1995 exchange rate of NLG 1 = $.625.

(2) Share numbers refer to shares of KNP BT.

(3) Share numbers refer to shares of the Company.

LONG-TERM INCENTIVE PLAN

   The Company maintained a long-term incentive compensation plan for certain of its executive officers, which plan was terminated for years after 1994 effective December 31, 1994. The plan's participants, including Messrs. Dubin, Kirshner and M. Miller, were eligible to receive payments to be determined by the Company based on the attainment of certain financial targets. Pursuant thereto, Mr. M. Miller received a payment of $62,500 in December 1995 and Mr. Dubin received a payment of $58,000 in March 1996, in each case attributable to the years 1994 and 1993.

COMPENSATION OF DIRECTORS

   Directors who are not employees of the Company receive an annual fee of $20,000 for their service on the Board and the Chairman of the Board of Directors receives an annual fee of $30,000. Directors who are employees of the Company do not receive a fee for attending such meetings. All directors are reimbursed for expenses incurred in attending meetings.

EMPLOYMENT AGREEMENTS

   The Company and KNP BT have entered into an agreement with Mr. Huyzer, effective as of September 1, 1994, pursuant to which Mr. Huyzer serves as President and Chief Executive Officer of the Company. Such employment agreement is for an initial term of two (2) years to be followed by successive terms of one (1) year, unless the parties agree not to renew the agreement or the agreement is otherwise terminated in accordance with its terms. Pursuant to the agreement, Mr. Huyzer will receive an annual base salary of $500,000, an annual bonus of up to 80% of his base salary based on the achievement of certain annual performance targets, but in no event less than 10% of base salary during the initial term of the agreement, and certain perquisites and other benefits. In addition, Mr. Huyzer would receive long-term disability insurance in an amount equal to 100% of his deemed equivalent Dutch base salary for the first 24 months of disability and 80% of his deemed equivalent Dutch base salary for the months thereafter. Mr. Huyzer is eligible to participate in the KNP BT Directors Pension Plan (the "KNP BT Pension Plan"). Under the KNP BT Pension Plan, KNP BT pays the employer's contribution. Mr. Huyzer's pensionable salary under the KNP BT Pension Plan is set at Netherlands guilders NLG 600,000 (USD $375,000) as of January 1, 1996 and such amount will be reviewed periodically for potential adjustments in light of base salary developments for comparable jobs in The Netherlands. Under such plan, Mr. Huyzer's retirement age is set at sixty-two years.

   In addition, in the event of a change in control of the Company or if Mr. Huyzer's employment with the Company is terminated by the Company without cause or terminates due to his disability, as the case may be, Mr. Huyzer will be repatriated to The Netherlands at KNP BT's expense and either (i) shall be employed by KNP BT in a comparable job for a period of twenty-four months after such repatriation or (ii) shall be paid a severance payment by KNP BT equal to the total of Mr. Huyzer's base salary and bonus compensation for a period up to the last twenty-four months that he was employed. In addition, in either case, Mr. Huyzer will be entitled to a pension based upon employment up to the age of sixty-two.

   In connection with Mr. Huyzer's relocation from The Netherlands to the United States in September 1994, the Company advanced Mr. Huyzer $l,017,928 for the purchase of a residence in the Chicago area. The note evidencing the advance provides that interest is payable quarterly and will accrue at a rate of 7.25% per annum beginning on November 6, 1994 with respect to $915,428 of the principal amount thereof and beginning on January 1, 1995 with respect to the balance of the principal amount. A required principal payment of $17,928 was made on January 1, 1995. Principal is repayable in quarterly installments beginning in September 1996 and thereafter until September 2024. As of May 13, 1996, the aggregate principal amount outstanding under such note was $1,000,000.

   The Company has entered into employment agreements with Messrs. Brown, Dubin, Kirshner and M. Miller, effective as of January 1, 1995, pursuant to which they serve as Regional Presidents of, respectively, the Northeast Region, the Midwest-West Region, the Great Lakes Region and the South-Southeast Region. Each of these agreements is for a term of four years unless renewed or sooner terminated in accordance with its terms.

   Pursuant to such agreements, each of Messrs. Brown, Dubin, Kirshner and M. Miller receives an annual base salary, an annual bonus of up to 50% of his base salary based on achievement of certain financial criteria and personal targets and certain perquisites and other benefits. Mr. Brown receives an additional amount equal to 10% of his base salary in lieu of participation in the Company's Supplemental Executive Retirement Plan. See "Employee Benefits Plans--Supplemental Executive Retirement Plan." Pursuant to the terms of his employment agreement, Mr. Brown also received a special bonus of $150,000 in 1995 with respect to the year 1994.

   If the employment of Messrs. Brown, Dubin, Kirshner or M. Miller is terminated due to death, disability, resignation (other than following non-renewal by the Company in the final year of the initial term as provided in the agreements) or for cause, such person is entitled to receive earned and unpaid base salary through the effective date of termination, business expense reimbursements, and all other amounts due but unpaid to such person for the year immediately preceding the year in which such termination occurs. In addition, if the employment of Messrs. Brown, Dubin, Kirshner or M. Miller is terminated due to death or disability, such person is entitled to receive any unpaid perquisite allowance and a prorated bonus payment for the year during which such termination occurs.

   If the employment of Messrs. Brown, Dubin, Kirshner or M. Miller is terminated by the Company without cause or by the resignation of such person (following non-renewal by the Company in the final year of the initial term as provided in the agreements), such person shall be entitled to continuation for the remainder of the initial term of base salary, full benefits, perquisite allowance, retirement plan contributions and payment of a bonus for each year remaining in the initial term.

   Each such employment agreement contains a covenant not to compete with the Company. The covenant applies during the term of employment plus a period of eighteen months after the termination of employment with the Company.

KNP BT PENSION PLANS

   Mr. Huyzer participates in certain retirement programs offered by KNP BT, including the Average Indexed Salary Module plan ("AIS"), applicable to all KNP BT employees in The Netherlands, and the Elective Contribution Module ("ECM") and Flexible Retirement Module ("FRM") plans. ECM is applicable to KNP BT employees whose annual base salary exceeds $87,750. Benefits from all of these programs are paid from contributions of KNP BT. Mr. Huyzer will receive an estimated annual age 65 retirement benefit of $25,760 (with annual adjustments) from AIS based upon his annual adjusted base salary up to $87,750 and annual contributions by KNP BT of $6,905 (indexed) and an accrued benefit as of December 31, 1995 of $13,518. ECM provides benefits in addition to AIS in the form of an account balance which will be converted to an annuity when the employee reaches age 65. The estimated ECM benefit which will have accrued for the account of Mr. Huyzer at age 65 is $802,239 plus interest, based upon continuing annual contributions by KNP BT of $34,448 (indexed) and an accrued benefit as of December 31, 1995 of $359,249. The FRM provides a supplemental benefit for employees who retire between the ages of 60 and 65. Mr. Huyzer will receive an estimated account balance of $321,925 plus interest (which will be converted to an annuity upon his retirement), based upon annual contributions of KNP BT of $31,577 (indexed). As of December 31, 1995, the account balance is $127,167. The FRM is also composed of an accrued benefit as of December 31, 1995 of $61,425, based upon annual contributions by KNP BT of $13,163 (indexed). If he retires at age 65, these two benefits under the FRM will be added to the benefits received by Mr. Huyzer from AIS and ECM. Mr. Huyzer's contributions to the KNP BT retirement programs totalled $25,209 as of December 31, 1995. All of the foregoing amounts have been converted into U.S. dollars based upon the December 31, 1995 exchange rate of NLG 1 = $.625.

EMPLOYEE BENEFIT PLANS

 1995 STOCK OPTION PLAN

 DESCRIPTION OF THE PLAN.

   The Company's 1995 Stock Option Plan (the "Plan") is intended to further the Company's policy of encouraging ownership of Common Stock by key employees and to provide incentives for such persons. The Plan is expected to benefit the Company and its shareholders by enabling the Company to attract and retain highly qualified persons and by rewarding key employees for their contribution toward increasing the value of the Common Stock.

   A total of 4,188,000 shares of authorized but unissued Common Stock has been reserved for issuance under the Plan upon the exercise of options, subject to adjustment in the event of a stock split, stock dividend or other change in the Common Stock. In lieu of unissued shares, the Company, at its discretion, may transfer, upon the exercise of options, reacquired shares or shares bought in the open market for the purposes of the Plan. If any options terminate for any reason or expire without having been exercised in full, the shares of Common Stock not purchased under such options will be available for issuance under the Plan.

   The administrator of the Plan (the "Administrator") was the Company's Board of Directors until January 25, 1996, when the Board of Directors appointed the Compensation Committee to be the Administrator. Subject to the provisions of the Plan, the Administrator has authority to make all determinations deemed necessary or advisable for the administration of the Plan, including, without limitation: (a) to grant options, subject to the terms and conditions of the option agreement approved by the Administrator and in conformity with the Plan; (b) to determine the purchase price of the Common Stock covered by each option, the persons to whom, and the time or times at which options shall be granted, whether such options shall be "incentive stock options" ("ISOs") intended to satisfy the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options ("NQOs"), or both, and the number of shares of Common Stock to be covered by each option; (c) to interpret the Plan; (d) to prescribe, amend and rescind rules and regulations relating to the Plan; (e) to determine the terms of particular option agreements; (f) with the consent of the respective optionee, to modify or amend any option agreement; (g) to execute on behalf of the Company any instrument required to effectuate the grant of an option; (h) to accelerate the exercise date of any option; and
(i) to ensure satisfaction of any withholding tax obligation in connection with any option. The Administrator's determination on the foregoing matters is deemed conclusive.

   The purchase price of the Common Stock covered by each option is determined by the Administrator, but may not be less than 90% (100%, or in certain events 110%, in the case of an ISO) of the fair market value of the Common Stock on the date of the grant of the option. The term of each option may be for such period as the Administrator shall determine, but not more than ten years (or five years in the case of certain ISOs) from the date of grant and may be subject to earlier termination under certain circumstances. The purchase price of the shares as to which an option is exercised must be paid in full at the time of exercise in cash or, if permitted by the Administrator, by delivery of shares of Common Stock. The vesting schedule, if any, for options is determined by the Administrator and set forth in each option agreement, as applicable. Options are not transferable otherwise than by will, by the laws of descent and distribution or pursuant to a "qualified domestic relations order" (as defined in Section 414(p) of the Code), and an option may be exercised, during the lifetime of the optionee, only by such optionee or his legal representative, as the case may be. Options generally must be exercised within ninety days following termination of service (or three years, in the case of death or disability), but in no event after the expiration of the term of the option.

   Unless the Plan has been previously terminated, no option may be granted after the tenth anniversary of the adoption of the Plan. The Board of Directors may at any time prior to such date terminate the Plan or make such modification or amendment of the Plan as it shall deem advisable; provided, however, that no amendment may be made, without the approval of the shareholders of the Company, except as provided in the Plan in respect of a change in capitalization, which would (i) increase the maximum number of shares for which options may be granted under the Plan, (ii) amend the requirements as to the class of persons eligible to receive options or (iii) materially increase the benefits accruing to optionees under the Plan.

   The Plan provides that in the event of a "change of control" (as hereinafter defined) other than in connection with a "pooling transaction" (as hereinafter defined), the options shall, subject to the provisions of the Plan in respect of a change in capitalization, remain outstanding and shall become exercisable by the optionee upon the terms and conditions of the Plan and the option agreement between the respective optionee and the Company; provided, however, that the Administrator may, in its discretion, take one or more of the following actions in connection with a "change of control" (other than a "pooling transaction"): (i) permit the acquiror to assume the obligations of the Company under the Plan on the same or better terms as those granted under the Plan; (ii) declare that any or all options shall terminate as of a date to be fixed by the Administrator and give the respective optionees the right to exercise such option or options prior to such date; (iii) declare that any or all options shall terminate as of a date to be fixed by the Administrator and may require that the respective optionees surrender all or a portion of their unexercised options for cancellation by the Company prior to such date and receive (a) the cash, securities or other consideration he would have received had he been entitled to exercise, and had he exercised, such option or options immediately prior to such "change of control" and had he disposed of his shares issuable upon such exercise in connection with such change of control, minus (b) an amount of cash or fair market value of securities or other such consideration equal to the exercise price of such options; and/or (iv) declare that, upon the exercise of any or all options after a "change of control" in accordance with the provisions of the Plan, the respective optionee shall be entitled to receive only the cash, securities or other consideration he would have been entitled to receive had he been entitled to exercise, and had he exercised, such option immediately prior to such "change of control" and had he disposed of his option shares in connection with such "change of control."

   The Plan further provides that if, during the term of one or more options, there shall occur a "change of control" which is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes (a "Pooling Transaction"), it shall be a condition to the effectiveness of such "change of control" transaction that the acquiror agree to assume the obligations of the Company under the Plan on the same or better terms as those granted under the Plan.

   For the purposes of the Plan, a "change of control" is defined as (i) a merger or consolidation of the Company with or into another corporation which is not an affiliate of the Company or a recapitalization or reorganization of the Company where, immediately upon the consummation of such merger, consolidation, reorganization or recapitalization, the persons who were the shareholders of the Company immediately prior to such merger, consolidation, reorganization or recapitalization do not immediately thereafter own more than 50% of the total voting power of the merged, consolidated, reorganized or recapitalized company's voting securities entitled to vote generally in the election of directors; (ii) the sale of all or substantially all of the assets of the Company to another person or entity which is not an affiliate of the Company; or (iii) the acquisition by any person, entity or "group" (excluding, for this purpose, the Company, any affiliate of the Company, or any employee benefit plan of the Company or of any affiliate of the Company which acquires beneficial ownership of voting securities of the Company), as defined in the Plan, of "beneficial ownership" as defined in the Plan of either 50% or more of the then outstanding shares of Common Stock or 50% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors.

 FEDERAL TAX CONSEQUENCES.

   The following discussion is only a brief summary of the U.S. Federal income tax aspects of options granted under the Plan based on such tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe a number of special tax rules that could apply in certain circumstances (I.E., alternative minimum tax). State, local and foreign income tax consequences are not discussed, and may vary from locality to locality.

   The grant of ISOs or NQOs will not result in taxable income for the optionee at the time the option is granted and the Company will not be entitled to a deduction at that time.

   In general, an optionee will be subject to tax for the year of exercise of an NQO on the amount of ordinary income equal to the difference between the purchase price and the fair market value of the Common Stock received at the time of such exercise. The Company will be entitled to a deduction in a corresponding amount. Income tax withholding requirements apply upon exercise. The optionee's tax basis in the Common Stock acquired on exercise will be equal to the purchase price plus the amount of ordinary income subject to tax upon such exercise. Upon subsequent disposition of the Common Stock, the holder will realize capital gain or loss, long-term or short-term, depending upon the length of time the holder held the Common Stock received upon the option exercise.

   If an optionee exercises an NQO by delivery of already-owned Common Stock as payment of the purchase price, no gain or loss will be recognized with respect to the Common Stock so delivered and the optionee will be subject to tax on an amount of ordinary income equal to the difference between the purchase price and the fair market value of the Common Stock received at the time of such exercise. As is the case of exercise by delivering cash, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee where the exercise involves delivery of already-owned Common Stock. The optionee's tax basis in the Common Stock acquired on exercise equivalent in number to the Common Stock surrendered will be the same as the optionee's tax basis in the surrendered Common Stock and the tax basis in the additional Common Stock obtained by the option exercise will be equal to the amount of compensation income realized. For purposes of determining long-term or short-term capital gain, the holding period of the Common Stock equivalent in number to the Common Stock surrendered will include the holding period of the surrendered Common Stock while the additional Common Stock acquired on exercise will have a holding period that starts on the exercise date.

   In general, the exercise of an ISO will not result in income for the optionee if the optionee (i) does not dispose of the Common Stock within two years after the date of grant or one year after the acquisition of the Common Stock upon exercise and (ii) is an employee of the Company or a subsidiary of the Company from the date of option grant until three months before the exercise date. If these requirements are met, the tax basis of the Common Stock upon later disposition will be the purchase price. Any gain will be taxed to the holder as long-term capital gain and the Company will not be entitled to a deduction. The excess of the fair market value on the exercise date over the purchase price is an item of tax preference, potentially subject to the alternative minimum tax.

   If an optionee exercises an ISO by delivery of already-owned Common Stock as payment of the purchase price and at the date of exercise the requirements of clauses (i) and (ii) in the immediately preceding paragraph are satisfied, no gain or loss will be recognized with respect to the Common Stock so delivered. Furthermore, the optionee's tax basis in the Common Stock acquired on exercise equivalent in number to the Common Stock surrendered will be the same as the optionee's tax basis in the surrendered Common Stock and the tax basis in the additional Common Stock obtained by the option exercise will be equal to zero. For purposes of determining long-term or short-term capital gain, the holding period of the Common Stock equivalent in number to the Common Stock surrendered will include the holding period of the surrendered Common Stock while the additional Common Stock acquired on exercise will have a holding period that commences on the exercise date.

   If an optionee disposes of the Common Stock acquired upon exercise prior to the expiration of either of the holding periods described in clause (i) above, the optionee will recognize ordinary income and the Company will be entitled to a corresponding deduction equal to the lesser of (a) the fair market value of the Common Stock on the exercise date minus the purchase price or (b) the amount realized on disposition minus the purchase price. Any gain in excess of the amount of the ordinary income portion will be taxable as long-term or short-term capital gain depending upon the length of time the Common Stock was held after exercise.

   The following table summarizes the aggregate number of option grants as of May 13, 1996 under the Plan. Each option is exercisable for one share of Common Stock, which had a market value of $19.625 per share as of May 13, 1996.

         STOCK OPTIONS GRANTED PURSUANT TO THE 1995 STOCK OPTION PLAN

                                                               OPTIONS PURSUANT
                      NAME AND POSITION                           TO THE PLAN
- ------------------------------------------------------------- -----------------

Rudolf A.J. Huyzer
  President and Chief Executive Officer                                200,000

Howard L. Brown
  Vice President and Regional President, Northeast Region              105,000

Michael J. Miller
  Vice President and Regional President, South-Southeast Region         70,000

Richard C. Dubin
  Vice President and Regional President, Midwest-West Region            70,000

David Kirshner
  Vice President and Regional President, Great Lakes Region             70,000

Current Executive Officers as a Group                                  655,000

Current Non-employee Directors as a Group                                  -0-

All other employees as a group                                         528,000

Total options granted pursuant to the Plan                           1,183,000


 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

   Certain executive officers of the Company participate in the Company's Supplemental Executive Retirement Plan (the "SERP"), which provides supplemental non-qualified retirement benefits to participants. The SERP requires the Company to credit annually to the participant's account an amount equal to a percentage of such participant's annual compensation as determined by the Company. For each year prior to January 1, 1995 during which an amount is deemed to be held in a participant's account, his account is credited with interest at a rate equal to that of thirty-year U.S. Treasury securities as of the end of that year. From and after 1995, a participant's account is treated as if deemed to be invested in investment vehicles available to such participant under the 401(k) plan and credited annually with income, expenses, gains and losses from such deemed investments.

   A "grantor trust" under Section 677 of the Code may be established under the SERP. In the event of a "change-in-control" (as defined in the SERP), the Company is obliged to transfer amounts equal to the accounts under the SERP to the trust. Assets in the trust, at all times, are subject to claims of the general creditors of the grantor of such trust.

   Upon a participant's termination of employment with the Company for any reason other than "cause" (as defined in the SERP), such participant is entitled to receive the entire value of his account. Payment under the SERP is made either in a lump sum or in monthly installments over a period of no more than five years, as elected by the participant. The SERP also allows participants to designate beneficiaries to receive their SERP benefits in the event of death.

   Amounts accrued in 1994 and 1995 under the SERP for the Named Executive Officers are reported in the Summary Compensation Table above. See "--Executive Compensation."

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

   The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") was established by the Board on January 25, 1996 and Messrs. de Kluis and Kellar were appointed to serve thereon. Upon his election to the Board on February 19, 1996, Mr. von der Heyden was appointed to serve on the Compensation Committee. The Compensation Committee oversees compensation policies for executive officers of the Company, approves salaries and bonuses for such officers and administers the Company's 1995 Stock Option Plan. Such functions were performed by a committee consisting of Messrs. de Kluis, van Oordt and de Wit (with the Board of Directors as a whole administering the 1995 Stock Option Plan) for 1995 since the Compensation Committee had not yet been established and, accordingly, this report is presented by Messrs. de Kluis, van Oordt and de Wit rather than by the Compensation Committee.

   Prior to the Offering on July 19, 1995, the Company was a wholly-owned subsidiary of KNP BT. In connection with the Offering and in order to assess the compensation practices of the Company's competitors and of similarly sized companies, the Company during 1995 retained the services of William M. Mercer, Incorporated, a national compensation consulting firm, to consult with it regarding its compensation policies and in connection therewith to analyze the executive officer compensation practices of comparative companies both within and outside of the office products industry.

EXECUTIVE COMPENSATION PHILOSOPHY

   The Company's compensation philosophy is to seek to compensate its executive officers in a manner designed to motivate such officers to increase stockholder value. In furtherance of this goal, the Compensation Committee determines compensation packages for the Company's executive officers based upon individual and Company performance as well as upon competitive factors. Competitive compensation practices are determined by reference to a group of six office products companies as well as a broader group of distribution and wholesale companies. The principal components of the Company's executive officer compensation program are base salary, annual incentive bonus and stock options. Each of the Company's executive officers also receives additional forms of compensation as described above in the Summary Compensation Table and the footnotes thereto and under the headings "Employment Agreements" and "Employee Benefit Plans."

BASE SALARY

   Base salaries for the Company's executive officers are subject to annual review for potential adjustment, consistent with the terms of applicable employment agreements, based upon several factors, including individual performance, base salary levels for comparable positions at comparable companies and the Company's performance. In determining salary adjustments for the Company's executive officers (other than Mr. Huyzer) for 1995, the committee relied in part on Mr. Huyzer's evaluations and recommendations concerning each officer's responsibilities for 1995 and, where applicable, performance during 1994. Salaries for the Named Executive Officers were increased in 1995 by an average of approximately 38% over 1994 levels, due to a significant increase in the responsibilities of such officers resulting from the Company's reorganization, and in recognition of individual performance and competitive market movements.

ANNUAL INCENTIVE

   The Company's executive officers are eligible to receive annual cash incentive awards (generally of up to fifty percent (50%) of annual base salary) based upon individual performance, the performance of the operating region for which such officer has primary responsibility, where applicable, and the

Company's overall operating results. Target levels for such performance were set by the committee at the beginning of 1995. The Company did not achieve the minimum performance level required to generate awards to the Named Executive Officers in 1995. Therefore, other than the contractual guaranteed payment to Mr. Huyzer described above under the heading "Employment Agreements," no annual incentive awards were paid to the Named Executive Officers based on 1995 performance. Target performance would have placed the Named Executive Officers' total annual cash compensation (salary plus annual incentive) at approximately the median of the competitive market. Due to the absence of annual incentive payments for 1995, total annual cash compensation was generally below such median.

STOCK OPTIONS

   Compensation through increases in the value of the Company's equity is a key component of the Company's compensation program for executive officers. The Company's 1995 Stock Option Plan adopted in connection with the Offering (the "Plan") is designed to retain key employees including executive officers and to align a significant portion of their financial interests with those of the Company's stockholders in the long-term appreciation of the Company's stock. Options granted under the Plan have such vesting and exercise periods as the Compensation Committee may determine. In determining the number of options to be granted to an executive officer under the Plan, the Compensation Committee considers such officer's position, level of responsibility within the Company, the officer's existing equity holdings, the potential reward to the officer if the stock appreciates in value, the incentives to retain the officer's services to the Company, the competitiveness of the officer's overall compensation arrangements and the officer's individual performance. Based upon a review of such factors, the Board in connection with the Offering granted to Mr. Brown options to purchase 105,000 shares of the Company's Common Stock and granted to each of Messrs. Dubin, Kirshner and M. Miller options to purchase 70,000 shares of the Company's Common Stock. In each case, the exercise price of the options granted was equal to the Offering price, representing the fair market value of the Common Stock as of the grant date. The committee anticipates that future option grants will be made annually by the Compensation Committee in order to continue to foster equity ownership by the Company's executive officers and to provide them with competitive levels of equity-based incentive compensation.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

   In determining Mr. Huyzer's compensation, the Board considered similar factors to those used in determining compensation of the other executive officers. The Board also considered Mr. Huyzer's importance in the Company's achievement of its strategic objectives, including the consummation of acquisitions and the Offering, and his contributions toward the overall growth of the Company. A greater percentage of Mr. Huyzer's overall compensation compared with that of the other executive officers is subject to consistent, positive long-term performance of the Company, including profitability and return to shareholders. Pursuant to the terms of his employment agreement, Mr. Huyzer received a base salary of $500,000 for 1995 and he was eligible to receive a bonus of up to eighty percent (80%) of such base salary. As described above, Mr. Huyzer's bonus award for 1995 was limited to $50,000, as guaranteed in his employment agreement, due to the fact that the Company did not meet the minimum performance level required to generate a greater award. In connection with the Offering, Mr. Huyzer was granted options under the Plan to purchase 200,000 shares of the Company's Common Stock at the Offering price. Although he is a member of the Board of Directors, Mr. Huyzer did not participate in the committee's and Board's determinations concerning his compensation, including the granting of stock options to him.

TAX DEDUCTIBILITY

   Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the Company's federal income tax deduction for certain executive compensation in excess of $1 million paid to named executive officers. The Company believes its current compensation programs meet the requirements to qualify for compensation to be deductible for federal income tax purposes. In the future, it is the Company's intent to modify, when necessary, compensation plans for the Company's executive officers so that the Company's federal tax deduction is maximized. Because the Company believes that the use of prudent judgment in determining pay levels is in the best interests of the Company and its shareholders, under some circumstances it may determine to pay amounts of compensation that may not be fully deductible. However, the Company reserves the right to use prudent judgment in establishing compensation policies to attract and retain qualified executives to manage the Company and to reward such executives for outstanding performance, while taking into consideration the financial impact of such actions on the Company.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Board of Directors was established on January 25, 1996 and, accordingly, did not deliberate on executive compensation matters during Fiscal 1995. Such functions were performed by a committee consisting of Messrs. de Kluis, van Oordt and de Wit for Fiscal 1995. No executive officer of the Company served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company;
(ii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or another entity, one of whose executive officers served as a director of the Company.

                             COMPANY PERFORMANCE

   The chart below compares the Company's Common Stock performance with the performance of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and a Peer Group Index by valuing the changes in common stock prices from July 19, 1995 (the date that the Company's Common Stock began trading on the New York Stock Exchange) through December 31, 1995 plus reinvested dividends. The Securities and Exchange Commission requires that a company create a peer group index with which to compare its own stock performance (if a published peer group index does not exist) by selecting a grouping of companies that includes companies whose lines of business are similar to its own. Since a Peer Group Index does not exist for the market in which the Company operates, a peer group was created using the following office products companies: Boise Cascade Office Products Corporation, Corporate Express, Inc., U.S. Office Products Company, OfficeMax, Inc., Office Depot, Inc., Staples, Inc. and Viking Office Products, Inc. The chart below assumes in each case an initial investment of $100.00 on July 19, 1995 plus reinvestment of dividends, with the Peer Group Index investment weighted on the basis of market capitalization at July 19, 1995.

                              PERFORMANCE GRAPH
                    COMPARISON OF CUMULATIVE TOTAL RETURNS

                                  [LINE GRAPH]

                                        7/19/95           12/31/95
                                        -------           --------

BT Office Products International, Inc.    100                139

S&P 500                                   100                111

PEER GROUP                                100                109

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

   Prior to the Offering, all of the Common Stock of the Company was beneficially owned by KNP BT. KNP BT is principally engaged in the distribution and sale of paper, the sale of graphic and information systems, the manufacture of paper and packaging products and, through the Company, the distribution of office products. KNP BT had net sales in 1995 of NLG 15.0 billion ($9.3 billion) and at the end of 1995 employed over 26,000 persons worldwide in more than 30 countries. KNP BT is headquartered in Amsterdam. KNP BT is the resulting corporation from the merger of KNP, BT and VRG in March 1993. The Office Products Division of BT became a part of the Office Products Division of KNP BT as a result of such merger.

   By virtue of its beneficial ownership of a majority of the outstanding shares of the Company's Common Stock, KNP BT is in a position to control substantially all corporate transactions requiring the vote of a majority of stockholders, including election of the entire Board of Directors, as well as merger and consolidation proposals, without the concurrence of other stockholders, and thereby is in a position to control the Company. In connection with the Offering, KNP BT and certain of its affiliates entered into various transactions and agreements with the Company which govern certain ongoing relationships, including an intercompany services agreement and a credit facility agreement, between the Company and KNP BT and its affiliates.

   KNP BT is the beneficial owner of 23,400,000 shares of Common Stock, or approximately 70% of the issued and outstanding shares of Common Stock. Approximately 26% of such shares are held of record by Buhrmann-Tetterode International B.V., a wholly-owned subsidiary of KNP BT ("BTIBV"), and the balance is held of record by KNP BT. The address for KNP BT and BTIBV is Paalbergweg 2, 1105 AG Amsterdam ZO, P.O. Box 23456, 1100 DZ Amsterdam Z0, The Netherlands.

   The following table sets forth as of May 13, 1996 certain information regarding the beneficial ownership of the Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) by each current director and Named Executive Officer of the Company and (iii) by all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.

                                                                  PERCENTAGE OF
                                             NUMBER OF SHARES     COMMON STOCK
                                             OF COMMON STOCK      BENEFICIALLY
         NAME OF BENEFICIAL OWNER           BENEFICIALLY OWNED      OWNED(1)
- ------------------------------------------ -------------------   --------------
NV Koninklijke KNP BT ....................       23,400,000           70.1
Klaas de Kluis ...........................            8,700             *
Rudolf A.J. Huyzer .......................          208,700(2)          *
Robert F.W. van Oordt ....................            4,300             *
Frank J. de Wit ..........................            4,300             *
Rob W.J.M. Bonnier .......................            4,300             *
James B. Miller ..........................           22,000             *
Frans H.J. Koffrie .......................             --               --
Lorrence T. Kellar .......................            1,000             *
Karl von der Heyden ......................             --               --
Howard L. Brown ..........................          155,000(3)          *
Michael J. Miller ........................           70,000(4)          *
Richard C. Dubin .........................           70,000(4)          *
David Kirshner ...........................           73,000(4)          *
All Directors and Executive Officers as a
  Group (15 persons) .....................          764,600(5)         2.3
- ------------------
(1) An asterisk denotes beneficial ownership of 1% or less of the Common
    Stock.

(2) Includes 200,000 options granted under the 1995 Stock Option Plan.

(3) Includes 105,000 options granted under the 1995 Stock Option Plan.

(4) Includes 70,000 options granted under the 1995 Stock Option Plan.

(5) Includes 655,000 options granted under the 1995 Stock Option Plan.

                        RATIFICATION OF APPOINTMENT OF
                             INDEPENDENT AUDITORS

   Upon recommendation of the Audit Committee, the Board of Directors on May 14, 1996 replaced Ernst & Young LLP, who served as the Company's independent auditors for the fiscal year ended December 31, 1995, and appointed Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1996. The Board of Directors is requesting ratification of such appointment by the Company's shareholders.

   Representatives of both Ernst & Young LLP and Coopers & Lybrand L.L.P. are expected to be present at the Meeting and will have the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from those attending such Meeting.

   Ernst & Young LLP's reports on the financial statements of the Company for the fiscal years ended December 31, 1995 and 1994 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

   In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1995 and 1994, and in the subsequent interim period, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report.

   In a letter to the Company dated January 30, 1996, Ernst & Young LLP advised the Company that based on the status of the audit it noted no material weaknesses in the Company's internal controls. In March 1996, the Company discovered certain irregularities at the New York Division involving misstatements in the reporting of gross profit margins and operating expenses as well as concealment in the accounting records of a theft of Company assets. Ernst & Young LLP advised the Company in a letter dated April 5, 1996 that a material weakness in internal controls existed at the New York Division, relating to such irregularities. The irregularities led to the Company's reduction of previously reported unaudited operating income for 1995 and the Company's restatement of operating income for 1994.

   On March 26, 1996, the Audit Committee discussed the foregoing irregularities with Ernst & Young LLP and authorized the Company's legal counsel, Winthrop, Stimson, Putnam & Roberts, to investigate the irregularities and pursue recoveries. Based on the Company's internal investigation and the preliminary results of such counsel's investigation, the Company believes that the discovered irregularities were due primarily to the misconduct of a few individuals at a single unit. Key financial management personnel at the New York Division were suspended from their duties and the Company has hired new personnel and is in the process of hiring additional new personnel at such unit.

   The Company has authorized Ernst & Young LLP to respond fully to any inquiries of Coopers & Lybrand L.L.P. concerning the foregoing internal control issues.

                       COMPLIANCE WITH SECTION 16(A) OF
               THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons holding more than 10 percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers, and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

   Based solely upon a review of the copies of such reports furnished to the Company, or representations that no reports were required, the Company believes that all of its directors, executive officers and 10% shareholders complied with all filing requirements under Section 16(a) in 1995.

                STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

   Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings, consistent with regulations adopted by the Securities and Exchange Commission. Proposals to be considered for inclusion in the Proxy Statement for the 1997 annual meeting must be received by the Company at its principal executive offices not later than January 24, 1997. Proposals should be directed to the attention of the Secretary, BT Office Products International, Inc., 2150 East Lake Cook Road, Buffalo Grove, Illinois 60089-1877.

                                         By Order of the Board of Directors,



                                         John J. McKiernan
                                         Secretary

Buffalo Grove, Illinois
May 24, 1996

                                FORM OF PROXY
                    BT OFFICE PRODUCTS INTERNATIONAL, INC.
                           2150 EAST LAKE COOK ROAD
                             RIVERWALK, SUITE 590
                        BUFFALO GROVE, ILLINOIS 60089
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Rudolf A.J. Huyzer and John J. McKiernan as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, par value $.01 per share, of BT Office Products International, Inc. (the "Company") held of record by the undersigned on May 15, 1996 at an Annual Meeting of Stockholders of the Company to be held on June 25, 1996 or any adjournment or postponement thereof.

1. ELECTION OF DIRECTORS   FOR ALL NOMINEES LISTED     WITHHOLD AUTHORITY
                           BELOW (EXCEPT AS MARKED     TO VOTE FOR ALL NOMINEES
                           TO THE CONTRARY BELOW) [ ]  LISTED BELOW [ ]


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE
              A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

NOMINEES: (EACH TO SERVE UNTIL THE 1997 ANNUAL MEETING OF STOCKHOLDERS AND
          UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED)

           FRANK J. DE WIT, RUDOLF A.J. HUYZER, ROB W.J.M. BONNIER,
KARL M. VON DER HEYDEN, LORRENCE T. KELLAR, FRANS H.J. KOFFRIE, JAMES B.
                                    MILLER

2. TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                   [ ] APPROVE  [ ] DISAPPROVE  [ ] ABSTAIN

3. TO CONSIDER AND ACT UPON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                (SEE OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                     -----------------------------------
                                     NAME (PLEASE PRINT)


                                     -----------------------------------
                                     NAME OF CORPORATION (IF APPLICABLE)


                                     (BY)
                                      ----------------------------------
                                                   SIGNATURE

                                     (DATE)----------------------------- , 1996
                                      WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                      ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
                                      GIVE FULL TITLE AS SUCH. IF A CORPORATION,
                                      PLEASE PROVIDE THE FULL NAME OF THE
                                      CORPORATION AND THE SIGNATURE OF THE
                                      AUTHORIZED OFFICER SIGNING ON ITS BEHALF.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY TO THE COMPANY.